Exhibit 4.5

Execution Version

CENTERPOINT ENERGY RESOURCES CORP.

$60,000,000 5.02% SENIOR NOTES, SERIES B, DUE NOVEMBER 30, 2026

$35,000,000 5.99% SENIOR NOTES, SERIES C, DUE NOVEMBER 30, 2041

NOTE PURCHASE AGREEMENT

DATED AS OF MAY 27, 2022

-i-

-ii-

-iii-

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS
SCHEDULE B	—	DEFINED TERMS
SCHEDULE 4.9	—	FORM OF BAKER BOTTS L.L.P. AND COMPANY GENERAL COUNSEL OPINION LETTERS
SCHEDULE 6.15	—	SIGNIFICANT SUBSIDIARIES
SCHEDULE 10.2	—	INDIANA GAS EXISTING INDEBTEDNESS

EXHIBIT 1-A	FORM OF Series B NOTE
EXHIBIT 1-B	FORM OF Series C NOTE

-iv-

CENTERPOINT ENERGY RESOURCES CORP.

1111 Louisiana Street

Houston, Texas 77002

$60,000,000 5.02% SENIOR NOTES, SERIES B, DUE NOVEMBER 30, 2026

$35,000,000 5.99% SENIOR NOTES, SERIES C, DUE NOVEMBER 30, 2041

May 27, 2022

TO EACH OF THE PURCHASERS LISTED IN

SCHEDULE A HERETO:

Ladies and Gentlemen:

CenterPoint Energy Resources Corp., a Delaware corporation (the “Company”), agrees with each of the purchasers listed in Schedule A hereto (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1 AUTHORIZATION OF ORIGINAL NOTES; RECITALS.

Pursuant to a Note Purchase Agreement dated as of April 5, 2011 (the “Original Note Purchase Agreement”) among Vectren Utility Holdings, Inc., an Indiana corporation (“VUHI”) as original issuer, Indiana Gas Company, Inc., an Indiana corporation (“Indiana Gas”) as guarantor, Southern Indiana Gas and Electric Company, an Indiana corporation (“SIGECO”) as guarantor, and Vectren Energy Delivery of Ohio, Inc., an Ohio corporation (“VEDO”) as guarantor, and certain institutional investors named therein, VUHI heretofore issued and sold (i) $55,000,000 aggregate principal amount of its 4.67% Senior Guaranteed Notes, Series A, due November 30, 2021 (the “Series A Notes”), (ii) $60,000,000 aggregate principal amount of its 5.02% Senior Guaranteed Notes, Series B, due November 30, 2026 (the “Series B Notes”) and (iii) $35,000,000 aggregate principal amount of its 5.99% Senior Guaranteed Notes, Series C, due November 30, 2041 (the “Series C Notes” and together with the Series A Notes and the Series B Notes, the “Original Notes”) to such institutional investors. Capitalized terms used herein without definition are used as defined in Schedule A to this Agreement; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

On February 1, 2019 CenterPoint Energy, Inc. (“CenterPoint”) acquired Vectren Corp. (“Vectren”), who is the owner of VUHI, who in turn owns SIGECO, Indiana Gas and VEDO. In connection with such acquisition, VUHI made a Change of Control prepayment offer to the holders of the Original Notes (“Original Notes Holders”) and certain Original Notes Holders accepted such offer. As a result of such prepayment, $60,000,000 of the Series B Notes and $35,000,000 of the Series C Notes remaining outstanding and all other Original Notes were prepaid. VUHI also has previously issued certain other VUHI Senior Notes.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

The Company is an indirect, wholly owned Subsidiary of CenterPoint. CenterPoint has proposed a restructuring (collectively referred to herein as the “Restructuring”) wherein VUHI would still be the parent of SIGECO, but IGAS and VEDO would no longer be Subsidiaries of VUHI and instead would be Subsidiaries of the Company. After the Restructuring, each of the Company and VUHI would be direct or indirect wholly owned Subsidiaries of Utility Holding, LLC. The proposed restructuring requires the consent of 51% of the outstanding principal amount of the Original Notes.

VUHI, the Company and the Original Notes Holders party to this Agreement (who, as of the date of this Agreement, hold 100% of the outstanding principal amount of the Original Notes) desire that (i) the Original Notes Holders consent to the Restructuring, (ii) the Company enter into this Agreement and issue the Notes pursuant to the terms hereof to the Original Notes Holders in exchange for their respective Original Notes, with such Original Notes to be delivered to the Company and (iii) VUHI, SIGECO, IGAS and VEDO are concurrently released from all obligations under the Original Note Purchase Agreement and the Original Notes.

SECTION 2. ISSUANCE OF NOTES; RELEASE; INDEMNIFICATION; CONSENT.

Section 2.1. Issuance of Notes. Effective upon the Release set forth in Section 2.2 below and the satisfaction of the conditions set forth in Section 5 hereof, on the Effective Date (defined below), the Company will deliver to Chapman and Cutler LLP, special counsel to the holders, new Notes substantially in the forms of Exhibit 1-A or Exhibit 1-B, as applicable, to this Agreement, executed by the Company and of the same series and in a principal amount equal to the unpaid principal amount of the Original Notes issued by VUHI, payable to the same holders (or their nominees). The Notes shall bear interest at the same rate, shall have the same maturity and the same semi-annual payments of interest and payments of principal as the Original Notes and shall be dated the Effective Date. In accordance with Section 4.4, VUHI shall pay each Purchaser interest on the Original Notes held by such holder for the period from the date of the last interest payment on the Original Notes to, but excluding, the Effective Date. The Original Notes originally issued by VUHI shall be deemed transferred to the Company on the Effective Date.

Section 2.2. Release. Upon satisfaction of the conditions set forth in Sections 3 and 4 hereof, effective upon the Effective Date and issuance of Notes as set forth in Section 2.1 above, VUHI, SIGECO, VEDO and Indiana Gas are hereby released from all rights and obligations under the Original Note Purchase Agreement and the Original Notes (the “Release”).

Section 2.3. Indemnification. The Company shall pay, indemnify and save harmless each Purchaser from and against any and all liabilities, costs and expenses, claims, demands or judgments arising from or out of the assumption by the Company of the obligations of VUHI under the Original Notes and the Original Note Purchase Agreement, including, without limitation, any income tax owed by the Purchaser as a result of the issuance of new Notes by the Company in exchange for the Original Notes originally issued by VUHI constituting a taxable event for income tax purposes. The indemnification contained in this Section 2.3 shall survive the payment or transfer of any Original Note and the termination of the Note Purchase Agreement.

Section 2.4. Consent. Upon satisfaction of the conditions set forth in Sections 2, 3, 4 and 5 hereof, the Purchaser, as evidenced by their execution and delivery of this Agreement, hereby consent to the Restructuring and Release as evidenced by this Agreement.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

Section 2.5. Return of Notes. Each Purchaser agrees to return each of its Original Notes to the Company with reasonable promptness on or after the Effective Date. The Company will promptly accept, cancel and destroy such Original Notes.

SECTION 3. CLOSING.

This Agreement shall become effective on the date of this Agreement (the “Effective Date”); provided that the conditions set forth in this Agreement have been satisfied on or prior to the Effective Date and that the Company has delivered to Chapman and Cutler LLP, special counsel to the holders, on the Effective Date the Notes.

SECTION 4. CONDITIONS TO PURCHASERS’ OBLIGATIONS.

The assumption of the obligations of Company under the Note Purchase Agreement and the Notes pursuant to this Agreement and the consent of the holders granted pursuant to Section 2 hereof are subject to the satisfaction, on or prior to the Effective Date, of the following terms and conditions set forth in this Section 4:

Section 4.1 No Legal Restraint. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated, enforced or entered any law, regulation, order, or decree that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereunder.

Section 4.2. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct in all material respects when made and at the Closing; provided that if a representation or warranty specifies a specific date, other than the date of Closing, such representation or warranty shall be correct in all material respects as of such other date.

Section 4.3. Performance; No Default. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and the Notes required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue of the Notes, no Default or Event of Default shall have occurred and be continuing.

Section 4.4. Payment of Accrued Interest. Each Purchaser shall have received all accrued interest on such Purchaser’s outstanding Original Notes at the interest rate on such Original Notes for the period from and including the date of the last interest payment on such Original Notes to, but excluding, the Effective Date.

Section 4.5. Payment of Special Counsel Fees. In accordance with Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of one counsel to the Purchasers as a whole to the extent reflected in a statement of such counsel rendered to the Company at least one Business day prior to the Closing.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

Section 4.6. Private Placement Number. A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for the Notes prior to the date of the Closing.

Section 4.7. Changes in Structure. Since December 31, 2021, the Company shall not have changed its jurisdiction of formation or been a party to any merger or consolidation.

Section 4.8. Proceedings and Documents. Such Purchaser shall have received executed copies of the following, each to be dated the date of the Closing unless otherwise indicated:

(a) the Notes to be issued to such Purchaser;

(b) an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2, 4.3 and 4.7 have been fulfilled;

(c) the certificate of incorporation of the Company certified as of a recent date by the Secretary of State of the State of Delaware;

(d) a Secretary’s Certificate certifying the organizational documents of the Company;

(e) an incumbency certificate, dated the date of the Closing, signed by the Company’s Secretary or Assistant Secretary and one other officer of the Company, certifying as to the names, titles and true signatures of the officers of the Company authorized to sign this Agreement and the Notes;

(f) a Secretary’s Certificate attaching resolutions of the board of directors of the Company evidencing approval of the transactions contemplated by this Agreement and the Notes and the exchange of the Original Notes, and certifying that such resolutions were duly and validly adopted and have not since been amended, revoked or rescinded; and evidence of good standing as to the Company from all relevant jurisdictions.

Section 4.9. Opinions of Counsel. Such Purchaser shall have received an opinion letter from Baker Botts L.L.P. and an opinion letter from the General Counsel of the Company in form and substance satisfactory to such Purchaser, each dated the date of such Closing and substantially in the respective forms set out in Schedule 4.9.

Section 4.10. Financial Statements. Such Purchaser shall have received a copy of the audited financial statements of the Company for the fiscal year ended December 31, 2021.

Section 4.11. Consents and Approvals. All governmental and third party permits and regulatory and other approvals required to be in effect in connection with the exchange of the Notes hereunder have been obtained and are in effect, all applicable waiting periods have expired without any materially adverse action being taken by any applicable authority and copies of such governmental and third party permits and regulatory and other approvals have been provided to the Purchasers.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

Section 4.12. Payment of Exchange Fee. The Company shall have paid to each Purchaser on the date of the Closing a fee equal to .15% (15 basis points) of the principal amount of each outstanding Original Note that such Purchaser holds as reflected on the signature pages of this Agreement.

Section 4.13. Proceedings and Documents. All corporate and other proceedings in connection with the Closing and all documents and instruments incident thereto shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request in connection with the Closing.

SECTION 5. CONDITIONS TO COMPANY’S OBLIGATIONS.

The Company’s obligation to issue the Notes in exchange for the Original Notes at the Closing is subject to the fulfillment, prior to or at the Closing, of the following conditions:

Section 5.1. Exchange of VUHI Senior Notes. Contemporaneously with the Closing, the exchange of all of the outstanding VUHI Senior Notes shall have occurred in accordance with the Other CERC Exchange Notes Note Purchase Agreements.

Section 5.2. No Legal Restraint. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated, enforced or entered any law, regulation, order, or decree that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereunder.

Section 5.3. Representations and Warranties. The representations and warranties of each Purchaser in Section 7 shall be correct in all material respects when made and at the Closing; provided that if a representation or warranty specifies a specific date, other than the date of Closing, such representation or warranty shall be correct in all material respects as of such other date.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser (only to the extent applicable to itself and, if specified, its Subsidiaries) as follows as of the date hereof or, if the representation or warranty speaks as of a different date, as of such date:

Section 6.1. Organizational Status of the Company. The Company (i) is validly organized and existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly authorized or qualified to do business in, and is in good standing in, each other jurisdiction in which the conduct of its business or the ownership or leasing of its Property requires it to be so authorized or qualified to do business, except where the failure to be so duly authorized or qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (iii) has the corporate power and authority to conduct its business, as presently conducted.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

Section 6.2. Organizational Status of Significant Subsidiaries of the Company. Each Significant Subsidiary of the Company (i) is validly organized and existing and in good standing under the laws of the jurisdiction of its organization and is duly authorized or qualified to do business in, and is in good standing in, each other jurisdiction in which the conduct of its business or the ownership or leasing of its Property requires it to be so authorized or qualified to do business, except where the failure to be so validly organized and existing or duly authorized or qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (ii) has the corporate, partnership or other requisite power and authority to conduct its business, as presently conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 6.3. Organizational Powers. The Company has the corporate power to execute, deliver and perform and comply with its obligations under this Agreement and the Notes. This Agreement and the Notes have been duly executed and delivered on behalf of the Company.

Section 6.4. Authorization, No Conflict, Etc. The execution and delivery by the Company of this Agreement and the Notes and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of the Company and do not and will not (i) violate any law or any order of any court or other Governmental Authority to which the Company is subject, (ii) violate the certificate of incorporation or bylaws or other organizational documents (each as amended from time to time) of the Company, (iii) violate or result in a default under any indenture, loan agreement or other agreement for Borrowed Money to which the Company or any Restricted Subsidiary of the Company is a party or by which the Company or any Restricted Subsidiary of the Company, or any of their respective Property, is bound (except for such violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect) or (iv) result in or require the creation or imposition of any material Lien upon any of the Properties of the Company or any Significant Subsidiary not permitted under this Agreement.

Section 6.5. Governmental Approvals and Consents. No authorization or approval or action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Company of this Agreement and the Notes, except (i) those that have been obtained or made and (ii) such matters relating to performance as would ordinarily be done in the ordinary course of business after the Closing.

Section 6.6. Obligations Binding. This Agreement and the Notes constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (assuming due and valid authorization, execution and delivery of this Agreement and the Notes by each party other than the Company), except as such enforceability may be (i) limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

CenterPoint Energy Resources Corp.	Note Purchase Agreement

Section 6.7. Title to Properties. The issued and outstanding Capital Stock owned by the Company of each of its Significant Subsidiaries, whether such stock is owned directly or indirectly through one or more of its Subsidiaries, is owned free and clear of any Lien, except Liens permitted under this Agreement. In addition, each of the Company and each Significant Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title and exceptions to leasehold interests that either individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, and all such Properties are free and clear of any Lien except Liens permitted under this Agreement.

Section 6.8. Investment Company Act. Neither the Company nor any Restricted Subsidiary of the Company is an “investment company” as defined in, or otherwise subject to Regulation under, the Investment Company Act of 1940, as amended.

Section 6.9. Material Adverse Change. Since December 31, 2021, there has been no event, development or circumstance that, as of the Closing, has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 6.10. Litigation. As of the Closing, there is no litigation, action, suit, investigation or other legal or governmental proceeding by or before any arbitrator or Governmental Authority pending against or, to the best knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, at law or in equity, (i) relating to the transactions under this Agreement or the Notes or (ii) as to which there is a reasonable possibility of an adverse decision that would have a Material Adverse Effect.

Section 6.11. ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability, other than benefit liabilities, pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to Section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or Section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) The present value of the aggregate benefit liabilities under each Plan that is a defined benefit plan covered by Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are reasonably expected to result in a Material Adverse Effect.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not reasonably expected to result in a Material Adverse Effect.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 6.11(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f) The Company and its Subsidiaries do not have any Non-U.S. Plans.

Section 6.12. Financial Statements. The consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2021 filed with the SEC with the Company’s Annual Report on Form 10-K for the period then ended, copies of which have been delivered to the Purchasers, present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of such date and for the period then ended, in conformity with, as applicable, GAAP and, except as otherwise stated therein, consistently applied (in the case of such unaudited statements, subject to year-end adjustments and the exclusion of detailed footnotes).

Section 6.13. Accuracy of Information. None of the documents or written information (excluding estimates, financial projections and forecasts) furnished to the Purchasers by the Company in connection with or pursuant to this Agreement or the Notes (collectively, the “Information”), contained, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any untrue statement of a material fact or omitted to state, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact (other than industry-wide risks normally associated with the types of businesses conducted by the Company and its Subsidiaries) necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, as a whole. The estimates, financial projections and forecasts furnished to the Purchasers by the Company, if any, with respect to the transactions contemplated under this Agreement were prepared in good faith and on the basis of information and assumptions that the Company believed to be reasonable as of the date such information was prepared (it being recognized by the Purchasers that such estimates, financial projections and forecasts as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such estimates, financial projections and forecasts may differ from the projected results set forth therein by a material amount).

CenterPoint Energy Resources Corp.	Note Purchase Agreement

Section 6.14. No Violation. The Company is not in violation of any order, writ, injunction or decree of any court or any order, regulation or demand of any Governmental Authority that, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

Section 6.15. Subsidiaries. Schedule 6.15 attached hereto sets forth each Significant Subsidiary as of the date hereof. Except as disclosed on Schedule 6.15, as of the date hereof the Company owns, directly or indirectly through one or more of its Subsidiaries, all of the outstanding Capital Stock of each Significant Subsidiary, in each case free and clear of any Liens not permitted under this Agreement.

Section 6.16. Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all federal, state and all other material Tax returns that are required to be filed by it and has paid or caused to be paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other Taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any such Taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries), except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; no Tax Lien has been filed, and to the knowledge of the Company, no claim is being asserted, with respect to any such Tax, fee or other charges (other than any Liens or claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

Section 6.17. Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

CenterPoint Energy Resources Corp.	Note Purchase Agreement

(ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 6.18. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment (other than to the holders of the VUHI Senior Notes pursuant to the proposed terms of the applicable Other CERC Exchange Notes Note Purchase Agreements). Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

SECTION 7. REPRESENTATIONS AND AGREEMENTS OF THE PURCHASERS.

Section 7.1. Purchase for Investment. Each Purchaser severally represents that it is agreeing to the Release and to accept the Notes, pursuant to the terms hereof, for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 7.2. Own Investigation; Institutional Accredited Investor. Each Purchaser severally represents that (i) it has conducted its own thorough investigation of the Company and the Notes, (ii) it is an institutional “accredited investor” within the meaning of Regulation D under the Securities Act and is willing and able to conduct an independent investigation of the risks of ownership of the Notes, (iii) it has had an opportunity to request any additional information that it needs from the Company, and (iv) it is not relying upon, and has not relied upon, any statement, representation or warranty made by Goldman Sachs & Co. LLC, in its capacity as dealer manager and/or solicitation agent for the Company (“Goldman Sachs”), any of Goldman Sachs affiliates or any of its or their control persons, officers, directors or employees, in such Purchaser making its investment or decision to invest in the Company.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

Section 7.3. No Liability for Goldman Sachs. Each Purchaser hereby agrees that none of Goldman Sachs, any of its Affiliates or any of its or their control persons, officers, directors or employees shall be liable to any Purchaser in connection with the exchange of such Purchaser’s Original Notes for the Notes.

Section 7.4. Ownership of Original Notes. Each Purchaser severally represents and warrants that it is the owner of the Original Notes identified on the signature page of this Agreement as being owned by such Purchaser.

SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

Section 8.5. Purchase of Notes. The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to a written offer to purchase any outstanding Notes made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. If the holders of more than 33% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least three (3) Business days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by them or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6. Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note of any Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note of any Series, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note of any Series, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note of any Series, 0.50% plus the yield to maturity calculated by using (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business day preceding the Settlement Date with respect to Called Principal on screen “PX-1” on the Bloomberg Financial Market Service (or such other display as may replace Page PX1) on Bloomberg for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business day preceding the Settlement Date, with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note of any Series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7. Change in Control.

(a) Notice of Change in Control or Control Event. The Company will, within 15 Business days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.7. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (c) of this Section 8.7 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.7.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

(b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 15 Business days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.7, accompanied by the certificate described in subparagraph (g) of this Section 8.7, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.7.

(c) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.7, such date shall be not less than 20 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 20th day after the date of such offer).

(d) Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least 5 Business days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.

(e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, but without the payment of the Make-Whole Amount, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.7.

(f) Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (d) of this Section 8.7 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.7 in respect of such Change in Control shall be deemed rescinded).

(g) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.7 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

(h) “Change in Control” Defined. “Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 30% or more of the outstanding shares of voting stock of the Parent, (ii) the occurrence during any period of twelve (12) consecutive months, commencing before or after the date of this Agreement, pursuant to which individuals who on the first day of such period were directors of the Parent (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the board of directors of the Parent or (iii) the Parent shall cease to own, free and clear of any Lien, 100% of the issued and outstanding Capital Stock of the Company.

(i) “Control Event” Defined. “Control Event” means:

(i) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(ii) the making of any written offer by any Person, or two or more Persons acting in concert, to the holders of the common stock of the Parent, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

SECTION 9. AFFIRMATIVE COVENANTS.

The Company covenants (only to the extent applicable to itself and, if specified, its Subsidiaries) that from and after the Closing and for so long as any of the Notes are outstanding:

Section 9.1. Delivery of Financial Statements, Notices and Certificates. The Company shall deliver to the Purchasers the following:

(a) as soon as practicable and in any event within 90 days after the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 2022), a consolidated balance sheet of the Company and its Consolidated Subsidiaries, Regulatory Securitization Subsidiaries and Unrestricted Subsidiaries as of the end of such fiscal year and the related statements of consolidated income, retained earnings and cash flows prepared in conformity with GAAP consistently applied, setting forth in comparative form the figures for the previous fiscal year, together with a report thereon by independent certified public accountants of nationally recognized standing selected by the Company (which requirement may be satisfied by the Company’s filing of its Annual Report on Form 10-K with respect to such fiscal year with the SEC);

CenterPoint Energy Resources Corp.	Note Purchase Agreement

(b) as soon as practicable and in any event within 55 days after the end of each of the first three quarters of each fiscal year of the Company (beginning with the quarter ending June 30, 2022), unaudited consolidated financial statements of the Company and its Consolidated Subsidiaries, Regulatory Securitization Subsidiaries and Unrestricted Subsidiaries, consisting of at least a consolidated balance sheet as of the end of such fiscal quarter and the related statements of consolidated income, retained earnings and cash flows for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter (which requirement may be satisfied by the Company’s filing of its Quarterly Report on Form 10-Q with respect to such fiscal quarter with the SEC); such financial statements shall be accompanied by a certificate of a Responsible Officer of the Company to the effect that such unaudited financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries and Unrestricted Subsidiaries as of such date and for the period then ending, and have been prepared in conformity with GAAP in a manner consistent with the financial statements referred to in Section 9.1(a) (subject to year-end adjustments and exclusion of detailed footnotes);

(c) with each set of financial statements to be delivered pursuant to Sections 9.1(a) and (b), a certificate in a form reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of the Company, (A) confirming compliance with Section 10.1 and setting out in reasonable detail the calculations necessary to demonstrate such compliance as at the date of the most recent balance sheet included in such financial statements and (B) stating that no Default or Event of Default has occurred and is continuing as of the date of such certificate or, if there is any Default or Event of Default, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d) within ten days of the filing thereof, copies of all periodic reports (other than (x) reports on Form 11-K or any successor form, (y) Current Reports on Form 8-K that contain no information other than exhibits filed therewith and (z) reports on Form 10-Q or 10-K (or any successor forms) under the Exchange Act (in each case other than exhibits thereto and documents incorporated by reference therein)) filed by the Company with the SEC;

(e) promptly, and in any event within seven (7) Business days after a Responsible Officer of the Company becomes aware of the occurrence thereof, written notice of (A) any Event of Default; (B)(I) the institution of any litigation, action, suit or other legal or governmental proceeding involving the Company or any Restricted Subsidiary of the Company as to which there is a reasonable possibility of an adverse decision that, if adversely determined, would have a Material Adverse Effect, or (II) any other final adverse determination in any litigation, action, suit or other legal or governmental proceeding involving the Company or any Significant Subsidiary of the Company that would have a Material Adverse Effect; or (C) the existence of an event or events, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect, arising out of or in connection with (I) any Reportable Event with respect to any Plan, (II) the failure to make any required contribution to a Plan, (III) the creation of any Lien in favor of the PBGC or a Plan, (IV) any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (V) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan;

CenterPoint Energy Resources Corp.	Note Purchase Agreement

(f) with each delivery of annual financial statements pursuant to Section 9.1(a), a certificate signed by a Responsible Officer of the Company identifying those Subsidiaries of the Company which, determined as of the date of such financial statements, are Significant Subsidiaries;

(g) promptly after any request therefor, such other information relating to the Company or its business, properties, condition and operations as the Purchasers may reasonably request;

(h) promptly after any reasonable request therefor by the Purchasers, all information and documentation (including, without limitation, a Beneficial Ownership Certification) in order to comply with the Purchasers’ ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and the Beneficial Ownership Regulation; and

(i) prompt written notice of any change in the information provided in any Beneficial Ownership Certification delivered to the Purchasers that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification.

Information required to be delivered pursuant to the foregoing Sections 9.1(a), (b), and (d) shall be deemed to have been delivered on the date on which the Company posts such information on the SEC website on the Internet at sec.gov or at another website identified in a notice delivered to the Purchasers and such website shall be accessible by the Purchasers without charge; provided that such notice may be included in a certificate delivered pursuant to Section 9.1(c).

Section 9.2. Existence; Laws. The Company will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and all rights, licenses, permits and franchises; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution otherwise permitted under this Agreement; and provided further that neither the Company nor any Subsidiary shall be required to preserve or maintain (a) any rights, licenses, permits or franchises or (b) the legal existence of a Subsidiary which is not a Significant Subsidiary, if the failure to maintain and preserve the same would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Company will, and will cause each of its Subsidiaries to, comply with all laws and regulations applicable to it, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

Section 9.3. Maintenance of Properties. The Company will, and will cause each Subsidiary to, preserve and maintain all of its Property that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, provided, however, that nothing in this Section 9.3 shall prevent the Company or any of its Subsidiaries from (i) selling, abandoning or otherwise disposing of any Properties (including the Capital Stock of any Subsidiary of the Company or any Person that is not a Subsidiary) if (x) the retention of such Properties in the good faith judgment of the Company or such Subsidiary is inadvisable or unnecessary to the business of the Company and its Subsidiaries, taken as a whole, or (y) the failure to preserve and maintain such Properties would not reasonably be expected to have a Material Adverse Effect or (ii) engaging in any other transaction that is expressly permitted by the terms of any other provision of this Agreement.

Section 9.4. Maintenance of Business Line. The Company will maintain its fundamental business of providing services and products in the energy market.

Section 9.5. Books and Records; Access. The Company will, and will cause each Subsidiary to, keep proper books of record and account in which complete and accurate entries, in all material respects, are made of its financial and business transactions to the extent required by GAAP. The Company will, and will cause each of its Significant Subsidiaries to, at any reasonable time and from time to time (but not to exceed two times in any calendar year unless a Default or an Event of Default exists), permit representatives of each holder of Notes that is an Institutional Investor, at the expense of such Person, on not less than five Business days’ notice, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and each Significant Subsidiary and to discuss the general business affairs of the Company and each of its Significant Subsidiaries with their respective officers and independent certified public accountants (provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Company shall have the opportunity to be present at any such discussion with such independent certified public accountants); subject, however, in all cases to the imposition of such conditions as the Company and each of its Significant Subsidiaries shall deem necessary based on reasonable considerations of safety and security; provided, however, that neither the Company nor any of its Significant Subsidiaries shall be required to disclose to the holders of Notes or any agents or representatives thereof any information which is the subject of attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or which is prevented from disclosure pursuant to a confidentiality agreement with third parties. Notwithstanding the foregoing, none of the conditions precedent to the exercise of the right of access described in the preceding sentence that relate to notice requirements or limitations on the Persons permitted to exercise such right shall apply at any time when a Default or an Event of Default shall have occurred and be continuing.

Section 9.6. Insurance. The Company will, and will cause each Significant Subsidiary to, maintain insurance with responsible and reputable insurance companies or associations, or to the extent that the Company or such Significant Subsidiary deems it prudent to do so, through its own program of self-insurance, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses, of comparable size and financial strength and with comparable risks.

Section 9.7. Credit Rating. (a) Effective ten (10) Business days after the Effective Date, the Company shall at all times maintain a Debt Rating for the Notes from an Acceptable Rating Agency.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

(b) At any time that the Debt Rating maintained pursuant to clause (a) above is not a public rating, the Company will provide to each holder of a Note (x) at least annually (on or before each anniversary of the date of the Closing) and (y) promptly upon any change in such Debt Rating, an updated Rating Letter evidencing such Debt Rating. Furthermore, if the SVO or any other regulatory authority having jurisdiction over any holder of any Notes requires any additional information with respect to the Debt Rating or the Rating Letter, the Company shall use commercially reasonable efforts to procure such information from the Acceptable Rating Agency or to have the Acceptable Rating Agency include such additional information in the Rating Letter.

(c) The Company will deliver to the Purchasers notice of any change in the Debt Rating or the Designated Rating assigned by a Rating Agency to the Notes or the Company promptly upon the effectiveness of such change.

Section 9.8. Guarantors. (a) The Company will cause any Subsidiary that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility, to deliver to each of the holders of the Notes (concurrently with the incurrence of any such obligation) the following items:

(i) a duly executed Guaranty in form and substance reasonably satisfactory to the Required Holders (the “Subsidiary Guaranty”);

(ii) a certificate signed by an authorized Responsible Officer of such Subsidiary making representations and warranties to the effect of those contained in Section 6 which the Company provided at Closing but with respect to such Subsidiary and the Subsidiary Guaranty, as applicable; and

(iii) an opinion of counsel (who may be in-house counsel for the Company) addressed to each of the holders of the Notes satisfactory to the Required Holders, to the effect that the Subsidiary Guaranty by such Person has been duly authorized, executed and delivered and that the Subsidiary Guaranty constitutes the legal, valid and binding contract and agreement of such Person enforceable in accordance with its terms, and such other matters, including assumptions and qualifications, that are consistent with the opinion letters delivered pursuant to Section 4.9 (but as to such Subsidiary Guarantor and the Subsidiary Guaranty).

(b) The holders of the Notes agree to discharge and release any Subsidiary Guarantor from the Subsidiary Guaranty upon the written request of the Company, provided that (i) such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty) as a borrower, co-borrower and guarantor under and in respect of all Material Credit Facilities and the Company so certifies to the holders of the Notes in a certificate of a Responsible Officer, (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes stating that no Default or Event of Default exists, and (iii) if any fee or other form of consideration (including but not limited to the granting of a security interest in collateral) is given to any holder of Indebtedness of the Company for the purpose of such release, holders of the Notes shall receive equivalent consideration.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

Section 9.9. Significant and Unrestricted Subsidiaries . (a) The Company and its Significant Subsidiaries shall at all times account for (i) 85% or more of revenues and (ii) 85% or more of total assets, in each case, of the Company on a consolidated basis as determined in accordance with GAAP (but in each case, excluding Regulatory Securitization Subsidiaries) for the Company’s most recently completed fiscal year and identified in the certificate most recently delivered pursuant to Section 9.1(f).

(b) The Company, its Restricted Subsidiaries and any Regulatory Securitization Subsidiaries shall at all times account for 83% of the Net Tangible Assets. Furthermore, a Subsidiary may be designated and treated as an Unrestricted Subsidiary for all purposes hereunder so long as:

(i) after giving effect to such designation, the Company, its Restricted Subsidiaries and any Regulatory Securitization Subsidiaries would account for 83% of the Net Tangible Assets;

(ii) such designation as an Unrestricted Subsidiary and the Investment of the Company in such Subsidiary complies with the limitations in Section 10.6;

(iii) such Subsidiary:

(A) has no Indebtedness with recourse to the Company and the Restricted Subsidiaries except that permitted under Section 10.6;

(B) is not party to any agreement, contract, arrangement or understanding with the Company or any Significant Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding and related transactions are substantially no less favorable to the Company or such Significant Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(C) is a Person with respect to which neither the Company nor any of its Significant Subsidiaries has any direct or indirect obligation that violates Section 10.6 (x) to subscribe for additional Capital Stock of such Person or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(D) does not, either alone or in the aggregate, operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

(c) Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced by a certificate of a Responsible Officer of the Company providing for such designation and certifying that such designation complied with the preceding conditions and was permitted by Section 10.6, which certificate shall be delivered to the Purchasers. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 10.6, the Company shall be in default of such covenant. The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by such Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under this Agreement calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (ii) no Default or Event of Default would be in existence following such designation.

SECTION 10. NEGATIVE COVENANTS.

The Company covenants (only to the extent applicable to itself and, if specified, its Subsidiaries) that from and after the Closing and for so long as any of the Notes are outstanding:

Section 10.1. Financial Covenants.

(a) Leverage Ratio. The Company will not permit, as of the last day of any fiscal quarter, the ratio of Consolidated Indebtedness for Borrowed Money as of such date to Consolidated Capitalization as of such date to exceed 65%.

(b) Priority Debt. The Company will not permit the aggregate principal amount of Priority Debt outstanding at any time to exceed 15% of Consolidated Shareholders’ Equity.

Section 10.2. Certain Liens. The Company will not, and will not permit any of its Significant Subsidiaries to, pledge, mortgage, hypothecate or grant a Lien upon, or permit any mortgage, pledge, security interest or other Lien upon, any Property of the Company or any Significant Subsidiary of the Company; provided, however, that this restriction shall neither apply to nor prevent the creation or existence of:

(a) Permitted Liens;

(b) any Lien in existence on the date hereof; provided that (A) no such Lien described in this clause (b) encumbers any additional Property after the date hereof (other than repairs, renewals, replacements, additions, accessions, improvements and betterments to the Property originally subject to such Lien) and (B) the principal amount of Indebtedness of the Company and its Subsidiaries secured thereby is not increased after the date hereof (except that, if such Indebtedness is refinanced, refunded, renewed or extended after the Closing, the principal amount thereof may be increased by an amount necessary to pay all accrued and unpaid interest on such Indebtedness being refinanced, refunded, renewed or extended and any fees and expenses, including premiums, related to such refinancing, refunding, renewal or replacement);

CenterPoint Energy Resources Corp.	Note Purchase Agreement

(c) Liens required to be granted pursuant to “equal and ratable” clauses existing on the date hereof under Contractual Obligations of the Company and its Significant Subsidiaries (and extensions and renewals thereof); provided, that the Notes are secured on an equal and ratable basis (and any guaranty delivered in connection therewith) pursuant to documentation that is in scope, form and substance satisfactory to the Required Holders, including, without limitation, an intercreditor agreement and opinions of counsel, from counsel that is reasonably acceptable to the Required Holders;

(d) Liens arising in connection with the securitization of accounts receivable of the Company and its Significant Subsidiaries, to the extent affecting only the accounts receivable of the Company and its Significant Subsidiaries and assets customarily related thereto (which for the avoidance of doubt, are not Regulatory Securitization Securities); provided that Indebtedness secured by Liens permitted under this clause (d) do not to exceed an aggregate principal amount of $200,000,000 at any time outstanding;

(e) Liens in favor of the Company or a Significant Subsidiary securing intercompany obligations owing to the Company or its Significant Subsidiaries;

(f) Liens on fixed or capital assets and related inventory and intangible assets acquired, constructed, improved, altered or repaired by the Company or any Significant Subsidiary after the date hereof; provided that (i) such Liens secure Indebtedness otherwise permitted by this Agreement, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be, and (iv) such Lien shall not apply to any other property or assets of the Company or of its Significant Subsidiaries (other than repairs, renewals, replacements, additions, accessions, improvements and betterments thereto);

(g) Liens on Property (and repairs, renewals, replacements, additions, accessions, improvements and betterments thereto) existing at the time such Property is acquired by the Company or any Significant Subsidiary and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions, accessions and betterments thereto), and Liens on the Property of any Person at the time such Person becomes a Subsidiary of the Company and not created in contemplation of such Person becoming a Subsidiary of the Company (or on repairs, renewals, replacements, additions, accessions and betterments thereto); provided that any subsequent changes to such Liens shall not result in any increase in the Indebtedness thereunder and such Liens may not extend to any other Property owned by the Company or any of its other Subsidiaries;

(h) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any Requirements of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Property of the Company or any of its Significant Subsidiaries;

CenterPoint Energy Resources Corp.	Note Purchase Agreement

(i) rights reserved to or vested in (or exercised by) any Governmental Authority to control, regulate or use any Property of a Person or its activities, including zoning, planning and environmental laws and ordinances and municipal regulations;

(j) [reserved];

(k) Liens on the stock or assets of Regulatory Securitization Subsidiaries;

(l) any extension, renewal or refunding of any Lien permitted by clauses (a) through (k) above on the same Property previously subject thereto; provided that no extension, renewal or refunding of any such Lien shall increase the principal amount of any Indebtedness secured thereby immediately prior to such extension, renewal or refunding, unless such Indebtedness is permitted under Section 10.1;

(m) Liens on cash collateral to secure obligations of the Company and its Significant Subsidiaries in respect of cash management arrangements with any Purchaser or Affiliate thereof; and

(n) Liens not otherwise permitted by this Section 10.2 securing Indebtedness and other obligations of the Company and its Significant Subsidiaries so long as the aggregate outstanding principal amount of the Indebtedness and obligations secured thereby does not at any time exceed at the time of incurrence of such Indebtedness or obligations (including any such incurrence resulting from any extension, renewal or refunding of such Indebtedness or obligations), as to the Company and all of its Significant Subsidiaries, 12.5% of the Adjusted Net Tangible Assets of the Company and its Significant Subsidiaries; provided that no Liens permitted by this Section 10.2(n) may secure Indebtedness under any Material Credit Facility unless the Indebtedness is secured on an equal and ratable basis with the Notes (and any guaranty delivered in connection therewith) pursuant to documentation that is in scope, form and substance reasonably satisfactory to the Required Holders, including, without limitation, an intercreditor agreement and opinions of counsel, from counsel that is reasonably acceptable to the Required Holders.

Section 10.3. Consolidation, Merger or Disposal of Assets. The Company will not, and will not permit any Significant Subsidiary to, (i) merge into or consolidate with any other Person; (ii) liquidate, wind up or dissolve (or suffer any liquidation or dissolution); or (iii) sell, transfer, lease or otherwise dispose of all or substantially all of its Properties to any Person; provided, however, that (A) the Company may merge into, or consolidate with, any Person if the Company is the surviving entity; (B) any Significant Subsidiary may consolidate with or merge into (1) the Company if the Company is the surviving entity or (2) any other Subsidiary of the Company if the surviving entity is such Significant Subsidiary or a Wholly-Owned Restricted Subsidiary; (C) any Significant Subsidiary may consolidate with or merge into any Person other than the Company or another Subsidiary of the Company if (1) such Significant Subsidiary is the surviving entity or (2)

CenterPoint Energy Resources Corp.	Note Purchase Agreement

such other Person is the surviving entity and becomes a Wholly-Owned Restricted Subsidiary contemporaneously with such consolidation or merger; (D) any Significant Subsidiary may liquidate, wind up or dissolve if the Properties of such Significant Subsidiary are conveyed, transferred or distributed pursuant to such liquidation, winding up or dissolution to the Company or a Wholly-Owned Restricted Subsidiary; (E) any Significant Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its Properties to the Company, to another Wholly-Owned Restricted Subsidiary or to a Person that becomes a Wholly-Owned Restricted Subsidiary contemporaneously with such sale, transfer, lease or other disposition; (F) [reserved]; provided that (x) in the case of any transaction described in clauses (A) through (F), immediately before and after giving effect to any such merger or consolidation, dissolution or liquidation, or sale, transfer, lease or other disposition, no Default or Event of Default shall have occurred and be continuing and (y) in the case of any transaction described in foregoing clause (A) or (F) (excluding, in the case of clause (A), any transaction in which any Subsidiary of the Company merges into or consolidates with the Company), after giving effect to such transaction, the Company shall be in pro forma compliance with Section 10.1.

Section 10.4. Sale of Significant Subsidiary Stock. The Company will not, and will not permit any Significant Subsidiary to, sell, assign, transfer or otherwise dispose of any of the Capital Stock of any Significant Subsidiary. Notwithstanding the foregoing provisions of Section 10.3 or this Section 10.4, (1)the Company or any Significant Subsidiary may sell, assign, transfer or otherwise dispose of (i) any of the Capital Stock of any Significant Subsidiary to the Company or to a Wholly-Owned Subsidiary of the Company that constitutes a Significant Subsidiary after giving effect to such transaction and (ii) any of the Capital Stock of any Subsidiary that is not a Significant Subsidiary or any of the Capital Stock of a Person that is not a Subsidiary; (2) any Significant Subsidiary shall have the right to issue, sell, assign, transfer or otherwise dispose of for value its preference or preferred stock in one or more bona fide transactions to any Person; (3) [reserved] and (4) the Company and any Significant Subsidiary may enter into transactions permitted by Section 10.3; provided that immediately before and after giving effect to any such sale, assignment, transfer or other disposition described in the foregoing clauses (1), (2) and (4), no Default or Event of Default shall have occurred and be continuing.

Section 10.5. Agreements Restricting Dividends. The Company will not, and will not permit any Significant Subsidiary to, enter into, incur or permit to exist any consensual Contractual Obligation that explicitly prohibits or restricts the payment by any Significant Subsidiary of dividends or other distributions with respect to any shares of its Capital Stock; provided that the foregoing shall not prohibit financial incurrence, maintenance and similar covenants that indirectly have the practical effect of prohibiting or restricting the ability of a Significant Subsidiary to make such payments or provisions that require that a certain amount of capital be maintained, or prohibit the return of capital to shareholders above certain dollar limits; provided further, that the foregoing shall not apply to (i) prohibitions and restrictions imposed by law or by this Agreement, (ii) prohibitions and restrictions contained in, or existing by reason of, any agreement or instrument existing on the day of Closing, (iii) prohibitions and restrictions contained in, or existing by reason of, any agreement or instrument relating to any Indebtedness of, or otherwise to, any Person at the time such Person first becomes a Significant Subsidiary, so long as such prohibition or restriction was not created in contemplation of such Person becoming a Significant Subsidiary, (iv) prohibitions or restrictions contained in, or existing by reason of, any agreement or instrument

CenterPoint Energy Resources Corp.	Note Purchase Agreement

effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness or other obligations issued or outstanding under an agreement or instrument referred to in clauses (ii) and (iii) above, so long as the prohibitions or restrictions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the prohibitions and restrictions contained in the original agreement or instrument, as determined in good faith by a Responsible Officer of the Company, (v) any prohibitions or restrictions with respect to a Significant Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (vi) any prohibitions or restrictions in respect of preferred or preference stock permitted to be issued by Significant Subsidiaries under Section 10.4, (vii) restrictions in respect of Project Financings permitted hereunder and (viii) restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of, or the activities of, such joint venture, partnership or other joint ownership entity, or any of such entity’s subsidiaries, if such restrictions are not applicable to the property or assets of any other entity.

Section 10.6. Certain Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Significant Subsidiaries to, purchase or acquire (including pursuant to any merger) any Capital Stock, evidence of indebtedness or other interest in (including any option, warrant or other right to acquire any of the foregoing), make any loans or advances to, guarantee any obligations of, or make any investment in or capital contribution to, any Unrestricted Subsidiary (any of the foregoing, an “Investment”) at any time, other than other Investments so long as the aggregate amount of net tangible assets of all Unrestricted Subsidiaries (other than Regulatory Securitization Subsidiaries) at such time does not exceed, or would not exceed as a result of any such Investment, 17% of the Net Tangible Assets.

Section 10.7. Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

CenterPoint Energy Resources Corp.	Note Purchase Agreement

(b) the Company defaults in the payment of any interest on any Note for more than five Business days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 9.1 or Sections 10.1, 10.2, 10.3, 10.4 or 10.5; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) failure of the Company or any of its Significant Subsidiaries to pay when due (whether at stated maturity, on the date fixed for prepayment, by acceleration or otherwise) any Indebtedness (other than Non-Recourse Debt) aggregating in excess of $125,000,000 (“Material Indebtedness”); or the default by the Company or any of its Significant Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness (other than Non-Recourse Debt) was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness (other than Non-Recourse Debt) to cause, such Material Indebtedness to become due prior to its stated maturity (other than pursuant to customary “due-on-sale” or similar clauses, or as a result of the occurrence of a change in control which would also grant the holders of Notes the right to require prepayment under Section 8.7 hereof); or any Material Indebtedness (other than Non-Recourse Debt) of the Company or any of its Significant Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment or pursuant to customary “due-on-sale” or similar clauses, or as a result of the occurrence of a change in control which would also grant the holders of Notes the right to require prepayment under Section 8.7 hereof), prior to the stated maturity thereof; or the Company or any of its Significant Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due; or

(g) the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its Property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

CenterPoint Energy Resources Corp.	Note Purchase Agreement

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its Property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $125,000,000 are rendered against one or more of the Company or its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall not be in an amount which could reasonably be expected to have a Material Adverse Effect, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Agreement or the Notes, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes,

CenterPoint Energy Resources Corp.	Note Purchase Agreement

at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant to this Agreement or the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or the Notes upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the forms of Exhibit 1-A or Exhibit 1-B, as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

Notes shall not be transferred in denominations of less than $1,000,000 or in any amount in excess thereof which is not an integral multiple of $250,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000 and in an amount which is not an integral of $250,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 7.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 in excess of the outstanding principal amount of such Note or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof, within ten Business days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 13.4. Legend. Each Note issued on the date of the Closing and each Note issued pursuant to this Section 13 shall bear a legend substantially as follows (until such time as the Company shall reasonably agree that such legend is no longer necessary or advisable):

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SAID ACT OR SUCH OTHER LAWS.”

SECTION 14. PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of the Administrative Agent in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

Section 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15. EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $5,000. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement or the Notes.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6, 7 or 20 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 17.3. Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

CenterPoint Energy Resources Corp.	Note Purchase Agreement

(iii) if to the Company at its address set forth at the beginning hereof to the attention of the Vice President and Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 9.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers

CenterPoint Energy Resources Corp.	Note Purchase Agreement

to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 7. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Payments Due on Non-Business days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business day shall be made on the next succeeding Business day without including

CenterPoint Energy Resources Corp.	Note Purchase Agreement

the additional days elapsed in the computation of the interest payable on such next succeeding Business day; provided that if the maturity date of any Note is a date other than a Business day, the payment otherwise due on such maturity date shall be made on the next succeeding Business day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business day.

Section 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP; provided that if the Company notifies the holders of Notes that the Company requests an amendment to any provision of this Agreement to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Holders request an amendment to any provision of this Agreement for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with this Agreement. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made instead using the par value of such Indebtedness. Notwithstanding any other provision contained herein, GAAP will be deemed for all purposes hereof to treat leases that would have been classified as operating leases in accordance with GAAP as in effect on December 31, 2014 in a manner consistent with the treatment of such leases under GAAP as in effect on December 31, 2014, notwithstanding any modifications or interpretive changes thereto or implementations of any such modifications or interpretive changes that may have occurred thereafter.

Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5. Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

CenterPoint Energy Resources Corp.	Note Purchase Agreement

Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8. Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

CENTERPOINT ENERGY RESOURCES CORP.

By:	/s/ Jacqueline M. Richert
Name: Jacqueline M. Richert
Title: Vice President, Investor Relations & Treasurer

Accepted as of the date first written above.

METROPOLITAN LIFE INSURANCE COMPANY

By: MetLife Investment Management, LLC, its Investment Manager

By	/s/ Frederic Sporer
Name: Frederic Sporer
Title: Authorized Signatory

The signatory hereto hereby acknowledges that it owns $5,000,000 principal amount of the Original 5.02% Senior Guaranteed Notes, Series B, due November 30, 2026.

The signatory hereto hereby acknowledges that it owns $13,000,000 of the Original 5.99% Senior Guaranteed Notes, Series C, due November 30, 2041.

UNION FIDELITY LIFE INSURANCE COMPANY

By: MetLife Investment Management, LLC, its Investment Advisor

By	/s/ Frederic Sporer
Name: Frederic Sporer
Title: Authorized Signatory

The signatory hereto hereby acknowledges that it owns $5,000,000 of the Original 5.02% Senior Guaranteed Notes, Series B, due November 30, 2026.

The signatory hereto hereby acknowledges that it owns $1,000,000 of the Original 5.99% Senior Guaranteed Notes, Series C, due November 30, 2041.

Accepted as of the date first written above.

NEW YORK LIFE INSURANCE COMPANY

By:	/s/ Kimberly T. Stepancic
Name: Kimberly T. Stepancic
Title: Corporate Vice President

The signatory hereto hereby acknowledges that it owns $9,000,000 of the Original 5.02% Senior Guaranteed Notes, Series B, due November 30, 2026.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Kimberly T. Stepancic
Name: Kimberly T. Stepancic
Title: Senior Director

The signatory hereto hereby acknowledges that it owns $10,000,000 of the Original 5.02% Senior Guaranteed Notes, Series B, due November 30, 2026.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI30C)

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Kimberly T. Stepancic
Name: Kimberly T. Stepancic
Title: Senior Director

The signatory hereto hereby acknowledges that it owns $1,000,000 of the Original 5.02% Senior Guaranteed Notes, Series B, due November 30, 2026.

Accepted as of the date first written above.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By: Macquarie Investment Management Advisers, a series of Macquarie Investment Management Business Trust, Attorney in Fact

By	/s/ Karl Spaeth
Name: Karl Spaeth
Title: Senior Vice President

The signatory hereto hereby acknowledges that it owns $8,000,000 of the Original 5.02% Senior Guaranteed Notes, Series B, due November 30, 2026.

The signatory hereto hereby acknowledges that it owns $9,000,000 of the Original 5.99% Senior Guaranteed Notes, Series C, due November 30, 2041.

Accepted as of the date first written above.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By: Apollo Insurance Solutions Group LP, its investment adviser
By: Apollo Capital Management, L.P., its sub adviser
By: Apollo Capital Management GP, LLC, its General Partner

By	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

The signatory hereto hereby acknowledges that it owns $2,000,000 of the Original 5.02% Senior Guaranteed Notes, Series B, due November 30, 2026.

Accepted as of the date first written above.

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

By: Provident Investment Management, LLC
Its: Agent

By	/s/ Ben Vance
Name: Ben Vance
Title: Vice President, Senior Managing Director

The signatory hereto hereby acknowledges that it owns $10,000,000 of the Original 5.02% Senior Guaranteed Notes, Series B, due November 30, 2026.

UNUM LIFE INSURANCE COMPANY OF AMERICA

By: Provident Investment Management, LLC
Its: Agent

By	/s/ Ben Vance
Name: Ben Vance
Title: Vice President, Senior Managing Director

The signatory hereto hereby acknowledges that it owns $9,000,000 of the Original 5.99% Senior Guaranteed Notes, Series C, due November 30, 2041.

Accepted as of the date first written above.

AMERICAN UNITED LIFE INSURANCE COMPANY

By	/s/ Michael Bullock
Name: Michael Bullock
Title: VP, Private Placements

The signatory hereto hereby acknowledges that it owns $3,000,000 of the Original 5.02% Senior Guaranteed Notes, Series B, due November 30, 2026.

The signatory hereto hereby acknowledges that it owns $1,500,000 of the Original 5.99% Senior Guaranteed Notes, Series C, due November 30, 2041.

THE STATE LIFE INSURANCE COMPANY
By: American United Life Insurance Company
Its: Agent

By	/s/ Michael Bullock
Name: Michael Bullock
Title: VP, Private Placements

The signatory hereto hereby acknowledges that it owns $2,500,000 of the Original 5.02% Senior Guaranteed Notes, Series B, due November 30, 2026.

The signatory hereto hereby acknowledges that it owns $1,000,000 of the Original 5.99% Senior Guaranteed Notes, Series C, due November 30, 2041.

PIONEER MUTUAL LIFE INSURANCE COMPANY
By: American United Life Insurance Company
Its: Agent

By	/s/ Michael Bullock
Name: Michael Bullock
Title: VP, Private Placements

The signatory hereto hereby acknowledges that it owns $500,000 of the Original 5.02% Senior Guaranteed Notes, Series B, due November 30, 2026.

The signatory hereto hereby acknowledges that it owns $500,000 of the Original 5.99% Senior Guaranteed Notes, Series C, due November 30, 2041.

Accepted as of the date first written above.

ASSURITY LIFE INSURANCE COMPANY

By	/s/ Victor Weber
Name: Victor Weber
Title: Senior Director - Investments

The signatory hereto hereby acknowledges that it owns $4,000,000 of the Original 5.02% Senior Guaranteed Notes, Series B, due November 30, 2026.

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

[OMITTED]

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptable Rating Agency” means any credit rating agency (other than Egan Jones) that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Required Holders, so long as, in each case, any such credit rating agency continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Adjusted Net Tangible Assets” means the total assets of the Company and its Significant Subsidiaries, minus goodwill and other intangible assets, as shown on the balance sheet of the Company delivered pursuant to Section 9.1 in respect of the most recently ended fiscal quarter of the Company.

“Administrative Agent” means the administrative agent under the Credit Agreement, which as of the date of this Agreement is Wells Fargo Bank, National Association.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Corruption Laws” means any law or regulation in a U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 3 C.F.R. § 1010.230.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Borrowed Money” of any Person means any Indebtedness of such Person for or in respect of money borrowed or raised by whatever means (including acceptances, deposits, lease obligations under Capital Leases, Mandatory Payment Preferred Stock and synthetic leases); provided, however, that Borrowed Money shall not include (a) any guarantees that may be incurred by endorsement of negotiable instruments for deposit or collection in the ordinary course of business or similar transactions, (b) any obligations or guarantees of performance of obligations under a franchise, performance bonds, franchise bonds, obligations to reimburse drawings under letters of credit issued in accordance with the terms of any safe harbor lease or franchise or in lieu of performance or franchise bonds or other obligations that do not represent money borrowed or raised, in each case to the extent that such reimbursement obligations are payable in full within ten (10) Business days after the date upon which such obligation arises, (c) trade payables, (d) any obligations of such Person under swap agreements, (e) customer advance payments and deposits arising in the ordinary course of business and (f) operating leases.

“Business day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Houston, Texas are required or authorized to be closed.

“Called Principal” is defined in Section 8.6.

“Capital Lease” means a lease that, in accordance with GAAP, would be recorded as a capital lease on the balance sheet of the lessee.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person other than a corporation, including partnership interests in partnerships and member interests in limited liability companies, and any and all warrants or options to purchase any of the foregoing (other than any debt security which by its terms is convertible at the option of the holder into Capital Stock, to the extent such holder has not so converted such debt security).

“CenterPoint” is defined in Section 1.

“Change in Control” is defined in Section 8.7(h).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Company” means CenterPoint Energy Resources Corp., a Delaware corporation or any successor that becomes such in the manner prescribed in Section 10.3.

“Confidential Information” is defined in Section 20.

“Consolidated Capitalization” means, as of any date of determination, the sum of (a) Consolidated Shareholders’ Equity, (b) Consolidated Indebtedness for Borrowed Money and, without duplication, (c) Mandatory Payment Preferred Stock; provided that, for the purpose of calculating compliance with Section 10.1, Consolidated Capitalization shall be determined excluding any non-cash reduction, non-cash charge to net income or other non-cash charges or writeoffs in accordance with Accounting Standards Codification (“ASC”) 350 “Intangibles –Goodwill and Other,” ASC 360 “Property, Plant, and Equipment,” ASC 323 “Investments – Equity Method and Joint Ventures” and other similar provisions of GAAP.

“Consolidated Indebtedness” means, as of any date of determination, the sum of:

(a) the total Indebtedness for Borrowed Money of the Company and its Consolidated Subsidiaries as shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries, determined without duplication of any guarantee of Indebtedness of the Company by any of its Consolidated Subsidiaries or of any guarantee of Indebtedness of any such Consolidated Subsidiary by the Company or any other Consolidated Subsidiary of the Company, plus

(b) any Mandatory Payment Preferred Stock, less

(c) the amount of Indebtedness described in clause (a) attributable to amounts then outstanding under receivables facilities or arrangements to the extent that such amounts would not have been shown as Indebtedness on a balance sheet prepared in accordance with GAAP prior to January 1, 1997, less

(d) the aggregate amount of liabilities constituting Indebtedness for Borrowed Money in respect of any Indexed Debt Security as shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries, less

(e) Non-Recourse Debt.

“Consolidated Shareholders’ Equity” means, as of any date of determination, the total assets of the Company and its Consolidated Subsidiaries, less all liabilities of the Company and its Consolidated Subsidiaries. As used in this definition, “liabilities” means all obligations that, in accordance with GAAP consistently applied, would be classified on a balance sheet as liabilities (including without limitation (to the extent so classified), (a) Indebtedness; (b) deferred liabilities; and (c) Indebtedness of the Company or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of the Company or such Consolidated Subsidiary, but in any case excluding as at such date of determination any Junior Subordinated Debt owned by any issuer of Hybrid Equity Securities).

“Consolidated Subsidiary” means, with respect to a specified Person at any date, any Subsidiary or any other Person (other than, with respect to the Company, any Regulatory Securitization Subsidiary or Unrestricted Subsidiary), the accounts of which under GAAP would be consolidated with those of such specified Person in its consolidated financial statements as of such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any written agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Control Event” is defined in Section 8.7(i).

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Credit Agreement” means the Amended and Restated Credit Agreement among the Company, the banks party hereto and Wells Fargo Bank, National Association, as administrative agent dated as of February 4, 2021, as such agreement may be hereafter amended, modified, restated, supplemented, refinanced, increased or reduced from time to time, and any successor credit agreement or similar facilities.

“Debt Rating” means the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency.

“Default” means an event or condition that, with the lapse of time or the giving of notice or both, would constitute an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.0% over the rate of interest publicly announced by the Administrative Agent (and its successors) as its “base” or “prime” rate.

“Designated Rating” means (a) in the case of S&P, the Company’s senior unsecured long-term debt rating or its equivalent (or if such rating is discontinued or unavailable, the Company’s corporate credit rating) issued by S&P and (b) in the case of Moody’s, the Company’s senior unsecured long-term debt rating or its equivalent (or if such rating is discontinued or unavailable, the Company’s long-term issuer rating) issued by Moody’s.

“Discounted Value” is defined in Section 8.6.

“Effective Date” is defined in Section 3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“Event of Default” is defined in Section 11.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Goldman Sachs” is defined in Section 7.2.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing Person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any principal of any Indebtedness for Borrowed Money (the “primary obligation”) of any other third Person in any manner, whether directly or indirectly, including any obligation of the guaranteeing Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or (iii) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith (and “guaranteed” and “guarantor” shall be construed accordingly).

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Hybrid Equity Securities” means, on any date (the “determination date”), any securities issued by the Company or a Restricted Subsidiary, other than common stock, that meet the following criteria: (a) the Company demonstrates that such securities are classified, at the time they are issued, as possessing a minimum of “intermediate equity content” by S&P and “Basket C equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases. As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock.

“Indebtedness” of any Person means the sum, without duplication, of (a) all items (other than Capital Stock, capital surplus, retained earnings, other comprehensive income, treasury stock and any other items that would properly be included in shareholder equity) that, in accordance with GAAP consistently applied, would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date on which the Indebtedness is to be determined, (b) all obligations of such Person, contingent or otherwise, as account party or applicant (or equivalent status) in respect of any standby letters of credit or equivalent instruments, and (c) without duplication, the amount of Guarantees by such Person of items described in clauses (a) and (b); provided, however, that Indebtedness of a Person shall not include (i) any Junior Subordinated Debt owned by any issuer of Hybrid Equity Securities, (ii) any Guarantee by the Company or its Subsidiaries of payments with respect to any Hybrid Equity Securities or (iii) any Hybrid Equity Securities.

“Indexed Asset” means, with respect to any Indexed Debt Security, (i) any security or commodity that is deliverable upon maturity of such Indexed Debt Security to satisfy the obligations under such Indexed Debt Security at maturity or (ii) any security, commodity or index relating to one or more securities or commodities used to determine or measure the obligations under such Indexed Debt Security at maturity thereof.

“Indexed Debt Securities” means any security issued by the Company or any Consolidated Subsidiary of the Company that (i) (x) in accordance with GAAP, is shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries as Indebtedness or a liability and (y) the obligations at maturity of which may under certain circumstances be satisfied completely by the delivery of, or the amount of such obligations are determined by reference to, (1) one or more equity securities owned by the Company or any of its Consolidated Subsidiaries which is issued by one or more issuers other than the Company or any such Consolidated Subsidiary or (2) an underlying commodity or security owned by the Company or any of its Consolidated Subsidiaries, (ii) with respect to which the Company or any Consolidated Subsidiary of the Company either (x) owns or has in effect rights providing substantially the economic effect, in such context, of owning, a sufficient amount of the Indexed Asset relating thereto to satisfy completely its obligations at maturity thereof or (y) has in effect a hedging arrangement sufficient to enable it to satisfy completely its obligations at maturity thereof and (iii) with respect to which the liabilities have increased from the amount of liabilities in respect thereof at the time of their issuance by reason of an increase in the price of the Indexed Asset relating thereto, the excess of (x) the aggregate amount of liabilities in respect of such Indexed Debt Securities at the time of determination over (y) the initial amount of liabilities in respect of such Indexed Debt Securities at the time of their issuance, provided that at the time of determination such increase in the price of the Indexed Asset relating to such Indexed Debt Securities has not been recorded in such consolidated balance sheet.

“Indiana Gas” is defined in Section 1.

“Information” is defined in Section 6.13.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA (and “Insolvent” shall be construed accordingly for such purposes).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 3% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investment” is defined in Section 10.6.

“Junior Subordinated Debt” means subordinated debt of the Company or any Subsidiary of the Company (i) that is issued to an issuer of Hybrid Equity Securities in connection with the issuance of such Hybrid Equity Securities, (ii) the payment of the principal of which and interest on which is subordinated (with certain exceptions) to the prior payment in full in cash or its equivalent of all senior indebtedness of the obligor thereunder and (iii) that has an original tenor no earlier than 30 years from the issuance thereof.

“Joint Venture” means any joint venture (whether in the form of a partnership, limited liability company, corporation or other business entity) in which the Company directly or indirectly owns at least 50% of the Capital Stock.

“Joint Venture Entity” means any Joint Venture, any Wholly-Owned Subsidiary of a Joint Venture or any JV Subsidiary.

“JV Subsidiary” means any Wholly-Owned Subsidiary of the Company that directly holds Capital Stock of a Joint Venture.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance or lien of any kind whatsoever (including any Capital Lease).

“Local Distribution Company” means a company that owns and/or operates the equipment and facilities for distributing natural gas or electric energy within a local region and delivers it to end-user customers.

“Make-Whole Amount” is defined in Section 8.6.

“Mandatory Payment Preferred Stock” means any preference or preferred stock of the Company or of any Consolidated Subsidiary (other than (x) any preference or preferred stock issued to the Company or its Subsidiaries, (y) Hybrid Equity Securities, and (z) Junior Subordinated Debt) that is subject to mandatory redemption, sinking fund or retirement provisions (regardless of whether any portion thereof is due and payable within one year).

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means any material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Notes on a timely basis.

“Material Credit Facility” means, as to the Company:

(a) the Credit Agreement;

(b) any other agreement(s) creating or evidencing indebtedness for Borrowed Money (including any note purchase agreement or similar document relating to the issuance of senior notes) entered into on or after the Effective Date by the Company, or in respect of which the Company is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $125,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility; and

(c) the existing note purchase agreements pursuant to which the Company is the obligor for the Other Senior Notes.

“Material Indebtedness” is defined in Section 11(f).

“Moody’s” means Moody’s Investors Service, Inc. and any successor.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Tangible Assets” means the total assets of the Company, its Consolidated Subsidiaries and the Unrestricted Subsidiaries, minus goodwill and other intangible assets as shown on the balance sheet of the Company, its Consolidated Subsidiaries and the Unrestricted Subsidiaries delivered pursuant to Section 9.1 in respect of the most recently ended fiscal quarter of the Company.

“Notes” is defined in Section 2.

“Non-Recourse Debt” means (i) any Indebtedness for Borrowed Money incurred by any Project Financing Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or incurred in connection with providing financing for, any project, which Indebtedness for Borrowed Money does not provide for recourse against the Company or any Subsidiary of the Company (other than a Project Financing Subsidiary and such recourse as exists under a Performance Guaranty) or any property or asset of the Company or any Subsidiary of the Company (other than Capital Stock of, or the property or assets of, a Project Financing Subsidiary and such recourse as exists under a Performance Guaranty) and (ii) any refinancing of such Indebtedness for Borrowed Money in clause (i) that does not increase the outstanding principal amount thereof (other than to pay costs incurred in connection therewith and the capitalization of any interest, fees, premium or penalties) at the time of the refinancing or increase the property subject to any Lien securing such Indebtedness for Borrowed Money or otherwise add additional security or support for such Indebtedness for Borrowed Money.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Other CERC Exchange Notes Note Purchase Agreements” means those certain note purchase agreements by and between the Company and each holder of such series of VUHI Senior Notes governing (i) the exchange of such series of VUHI Senior Notes for a new series of Senior Notes of the Company and (ii) such new series of Senior Notes of the Company.

“Original Notes” is defined in Section 1.

“Original Notes Holders” is defined in Section 1.

“Original Note Purchase Agreement” is defined in Section 1.

“Parent” means CenterPoint Energy, Inc., a Texas corporation, and the parent of the Company.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Lien” means, with respect to any Person:

(a) Liens for taxes, assessments or other governmental charges that are not delinquent or that remain payable without any penalty, or the validity or amount of which is contested in good faith by appropriate proceedings, provided, however, that adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, and provided, further, that any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of such Person or any Subsidiary of such Person by reason of such Lien has not matured, or has been, and continues to be, effectively enjoined or stayed;

(b) landlord Liens for rent not yet due and payable and Liens for materialmen, mechanics, warehousemen, carriers, employees, workmen, repairmen and other similar nonconsensual Liens imposed by operation of law, for current wages or accounts payable or other sums not yet delinquent, in each case arising in the ordinary course of business or, if overdue, that are being contested in good faith by appropriate proceedings, provided, however, that any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of such Person or any Subsidiary of such Person by reason of such Lien has not matured, or has been, and continues to be, effectively enjoined or stayed;

(c) Liens (other than any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code, ERISA or any environmental law, order, rule or regulation) incurred or deposits made, in each case, in the ordinary course of business, (i) in connection with workers’ compensation, unemployment insurance and other types of social security or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance or payment bonds, purchase, construction, sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property;

(d) Liens (other than Liens for taxes, assessments or other governmental charges) arising out of or in connection with any litigation or other legal proceeding that is being contested in good faith by appropriate proceedings; provided, however, that adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP; and provided, further, that, subject to Section 11(i) (so long as such Lien is discharged or released within 60 days of attachment thereof), any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of such Person or any Subsidiary of such Person by reason of such Lien has not matured, or has been, and continues to be, effectively enjoined or stayed;

(e) precautionary filings under the applicable Uniform Commercial Code made by a lessor with respect to personal property leased to such Person or any Subsidiary of such Person;

(f) other non-material Liens or encumbrances none of which secures Indebtedness for Borrowed Money of the Company or any of its Subsidiaries or interferes materially with the use of the Property affected in the ordinary conduct of the Company’s or its Subsidiaries’ business and which, individually or in the aggregate, do not have a Material Adverse Effect;

(g) easements, rights-of-way, restrictions and other similar encumbrances and exceptions to title existing or incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(h) (i) Liens created by Capital Leases, provided that the Liens created by any such Capital Lease attach only to the Property leased to the Company or one of its Subsidiaries pursuant thereto, (ii) purchase money Liens securing Indebtedness of the Company or any of its Subsidiaries (including such Liens securing such Indebtedness incurred within twelve months of the date on which such Property was acquired), provided that all such Liens attach only to the Property purchased with the proceeds of the Indebtedness secured thereby and only secure the Indebtedness incurred to finance such purchase, (iii) [reserved] and (iv) Liens created by leases that do not constitute Capital Leases at the time such leases are entered into, provided that the Liens created thereby attach only to the Property leased to the Company or one of its Subsidiaries pursuant thereto;

(i) Liens on cash and short-term investments (i) deposited by the Company or any of its Subsidiaries in accounts with or on behalf of futures contract brokers or other counterparties or (ii) pledged by the Company or any of its Subsidiaries, in the case of clause (i) or (ii) to secure its obligations with respect to contracts (including physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase or sale of any energy-related commodity or interest rate or currency rate management contracts;

(j) Liens on (i) Property owned by a Project Financing Subsidiary or (ii) equity interests in a Project Financing Subsidiary (including in each case a pledge of partnership interests, common stock or membership interests in a limited liability company) securing Indebtedness of the Company or any of its Subsidiaries incurred in connection with a Project Financing; provided Liens permitted under this clause (j) do not to exceed an aggregate principal amount of $200,000,000 at any time outstanding; and

(k) Liens on equity interests held by the Company in an Unrestricted Subsidiary (including in each case a pledge of partnership interests, common stock or membership interests in a limited liability company) securing, subject to Section 10.6, Indebtedness of such Unrestricted Subsidiary.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government (or any political subdivision or agency thereof) or any other entity of whatever nature.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Priority Debt” means without duplication:

(a) all Indebtedness of the Company and its Subsidiaries secured by Liens other than Liens permitted by Section 10.2(a) through (m);

plus

(b) all other Indebtedness of Subsidiaries other than:

(i) unsecured Indebtedness owing to the Company or any other Subsidiary;

(ii) Indebtedness of a Subsidiary outstanding at the time such Subsidiary becomes a Subsidiary, including any extension, renewals or refundings of such Indebtedness (without any increase in the amount thereof but including the full amount of any existing commitments to provide credit that were undrawn at such time of extension, renewal or refunding) provided that (i) such Indebtedness shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary and (ii) immediately after such Subsidiary becomes a Subsidiary no Default or Event of Default shall exist;

(iii) unsecured Indebtedness of any Subsidiary Guarantor; and

(iv) $96,000,000 aggregate principal amount of Indebtedness of Indiana Gas existing as of the Effective Date and as described in Schedule 10.2 hereto;

minus

(c) Indebtedness of Regulatory Securitization Subsidiaries pursuant to Regulatory Securitization Securities.

“Private Rating Rationale Report” means, with respect to any Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Private Rating for the Notes, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other regulatory authority having jurisdiction over any holder of any Notes.

“Project Financing” means any Indebtedness or lease obligations that do not constitute Capital Leases at the time such leases are entered into, in each case that are incurred to finance a project or group of projects (including any construction financing) to the extent that such Indebtedness (or other obligations) expressly are not recourse to the Company or any of its Restricted Subsidiaries (other than a Project Financing Subsidiary) or any of their respective Property other than the Property of a Project Financing Subsidiary and equity interests in a Project Financing Subsidiary (including in each case a pledge of partnership interests, common stock or membership interests in a limited liability company).

“Project Financing Subsidiary” means any Restricted Subsidiary of the Company (or any other Person in which the Company directly or indirectly owns a 50% or less interest) whose principal purpose is to incur Project Financing or to become an owner of interests in a Person so created to conduct the business activities for which such Project Financing was incurred, and substantially all the fixed assets of which Subsidiary or Person are those fixed assets being financed (or to be financed) in whole or in part by one or more Project Financings.

“Property” means any interest or right in any kind of property or asset, whether real, personal or mixed, owned or leased, tangible or intangible and whether now held or hereafter acquired.

“Proposed Prepayment Date” is defined in Section 8.7.

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating Agencies” means (a) S&P and (b) Moody’s.

“Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any debt rating for the Notes, which (a) sets forth the Debt Rating for the Notes, (b) refers to the Private Placement Number issued by Standard & Poor’s CUSIP Bureau Service in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other regulatory authority having jurisdiction over any holder of any Notes and (e) if such letter is a private rating letter, such Rating Letter shall include a Private Rating Rationale Report.

“Regulatory Securitization Securities” means bonds or other debt securities issued to securitize the intangible regulatory assets and related rights of the Company or any of its Subsidiaries arising pursuant to regulatory approval of a special utility tariff or similar revenue stream to recover the costs of restoration, repair, early retirement, excess fuel costs or other unforeseen or extraordinary costs as a result of a natural disaster or stranded asset costs if (and only if):

(a) recourse for the payment of debt service of such bonds or other debt securities is limited to (i) such special utility tariff or similar revenue stream (and in no event to the tangible underlying regulatory asset) or (ii) rights under a financing order to bill, charge and collect dedicated charges to pay the debt service and other authorized costs of such bonds or other debt securities; it being understood that obligations of the “servicer” in the form of standard servicer undertakings shall not constitute “recourse”, and in either case, no recourse of such bonds or other debt securities shall exist to the Company and any Subsidiary other than to the Regulatory Securitization Subsidiary that issued such bonds or other debt securities, and

(b) the special utility tariff or similar revenue stream is not in existence, and the financing order has not been issued or applied for, as of the Effective Date.

“Regulatory Securitization Subsidiary” means a special purpose subsidiary created to issue Regulatory Securitization Securities.

“Reinvestment Yield” is defined in Section 8.6.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Release” is defined in Section 2.2.

“Remaining Average Life” is defined in Section 8.6.

“Remaining Scheduled Payments” is defined in Section 8.6.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA and PBGC Reg. § 4043, other than those events as to which the thirty-day notice period is waived under PBGC Reg. § 4043 or other regulations, notices or rulings issued by the PBGC.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Subsidiaries” means all Subsidiaries of the Company other than Unrestricted Subsidiaries.

“Restructuring” is defined in Section 1.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor.

“S&P Rating” means, at any time, the credit rating issued by S&P and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Secretary’s Certificate” means a certificate of the Secretary or Assistant Secretary of the Company, dated the date of the Closing.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the Chief Financial Officer, Treasurer or Assistant Treasurer of the Company.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1.

“Series C Notes” is defined in Section 1.

“Settlement Date” is defined in Section 8.6.

“SIGECO” is defined in Section 1.

“Significant Subsidiary” means those Subsidiaries of the Company whose total assets represent at least 10% of the total assets of the Company on a consolidated basis as determined in accordance with GAAP for the Company’s most recently completed fiscal year and identified in the certificate most recently delivered pursuant to Section 9.1(f); provided that no Unrestricted Subsidiary shall be deemed to be a Significant Subsidiary and further provided that the Company is in compliance with Section 9.9.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding shares of Capital Stock or other ownership interests having ordinary voting power (other than Capital Stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, through one or more Subsidiaries of such Person, by such Person.

“Subsidiary Guarantor” means any Subsidiary which delivers a Subsidiary Guaranty hereunder.

“Subsidiary Guaranty” is defined in Section 9.8(a)(i).

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all interest, penalties and additions to tax with respect thereto, in each case, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“Unrestricted Subsidiary” means:

(a) any Joint Venture Entity that is a Subsidiary of the Company;

(b) any Regulatory Securitization Subsidiary;

(c) any other Subsidiary of the Company that is designated by the Company as an Unrestricted Subsidiary in accordance with this definition and Section 9.9(b); and

(d) any direct or indirect Subsidiary of any of the foregoing;

provided that the Company must demonstrate compliance with Section 9.9.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“Vectren” is defined in Section 1.

“VEDO” is defined in Section 1.

“VUHI” is defined in Section 1.

“VUHI Senior Notes” means the following series of VUHI Senior Guaranteed Notes:

•	5.00% VUHI Senior Guaranteed Notes, due February 3, 2042

•	4.25% VUHI Senior Guaranteed Notes, Series B, due June 5, 2043;

•	3.72% VUHI Senior Guaranteed Notes, due December 5, 2023; and

•	4.36% VUHI Guaranteed Senior Notes, Series B, due December 15, 2045.

“Wholly-Owned Subsidiary” means, as to any Person, at any time, any Subsidiary of such Person one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of such Person and such Person’s other Wholly-Owned Subsidiaries at such time.

SCHEDULE 4.9

FORM OF BAKER BOTTS L.L.P. OPINION LETTER

[SEE ATTACHED]

SCHEDULE 4.9

FORM OF GENERAL COUNSEL OPINION LETTER

[See Attached]

SCHEDULE 6.15

SIGNIFICANT SUBSIDIARIES

None.

SCHEDULE 10.2

INDIANA GAS EXISTING INDEBTEDNESS

SECURITY	OUTSTANDING	RATE	MATURITY
Senior Notes	$10,000,000	6.530%	06/27/25
Senior Notes	$5,000,000	6.420%	07/07/27
Senior Notes	$1,000,000	6.680%	07/07/27
Senior Notes	$20,000,000	6.340%	12/10/27
Senior Notes	$10,000,000	6.360%	05/01/28
Senior Notes	$20,000,000	6.550%	06/30/28
Senior Notes	$30,000,000	7.080%	10/05/29

Total	$96,000,000

EXHIBIT 1-A

[FORM OF SERIES B NOTE]

CENTERPOINT ENERGY RESOURCES CORP.

5.02% SENIOR NOTE, SERIES B, DUE NOVEMBER 30, 2026

No. [_____]	[Date]
$[ _______]	PPN: 15189W B*0

FOR VALUE RECEIVED, the undersigned, CENTERPOINT ENERGY RESOURCES CORP. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [__________], or registered assigns, the principal sum of [__________] Dollars (or so much thereof as shall not have been prepaid) on November 30, 2026, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.02% per annum from the date hereof, payable semiannually, on the 30th day of May and November in each year, commencing with the 30th day of May or November next succeeding the date hereof, as the case may be, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 7.02% or (ii) 2.0% over the rate of interest publicly announced by the Administrative Agent from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Administrative Agent in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of May 27, 2022 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 7 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

The Company waives all relief from valuation and appraisement laws.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Very truly yours,

CENTERPOINT ENERGY RESOURCES CORP.

By
Name:
Title:

EXHIBIT 1-B

[FORM OF SERIES C NOTE]

CENTERPOINT ENERGY RESOURCES CORP.

5.99% SENIOR NOTES, SERIES C, DUE NOVEMBER 30, 2041

No. [_____]	[Date]
$[ _______]	PPN: 15189W B@8

FOR VALUE RECEIVED, the undersigned, CENTERPOINT ENERGY RESOURCES CORP. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [__________], or registered assigns, the principal sum of [__________] Dollars (or so much thereof as shall not have been prepaid) on November 30, 2041, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.99% per annum from the date hereof, payable semiannually, on the 30th day of May and November in each year, commencing with the 30th day of May or November next succeeding the date hereof, as the case may be, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 7.99% or (ii) 2.0% over the rate of interest publicly announced by the Administrative Agent from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Administrative Agent in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of May 27, 2022 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 7 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

The Company waives all relief from valuation and appraisement laws.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Very truly yours,

CENTERPOINT ENERGY RESOURCES CORP.

By
Name:
Title: